Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

	2010		2009	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2010	2009

NET SALES	$1,031.7	$1,020.2	$777.2	$2,923.4	$2,325.0

Cost of materials sold	892.6	887.6	625.4	2,517.9	1,962.1

Gross profit	139.1	132.6	151.8	405.5	362.9

Warehousing, delivery, selling, general and administrative	128.7	126.6	114.2	373.6	356.5
Gain on insurance settlement	—	(2.6)	—	(2.6)	—
Gain on the sale of assets	—	—	—	—	(3.3)
Impairment charge on fixed assets	0.2	0.5	6.1	1.2	6.1
Other postretirement benefits curtailment gain	—	—	—	—	(1.3)

OPERATING PROFIT	10.2	8.1	31.5	33.3	4.9

Other income and (expense), net	(1.9)	2.4	(6.8)	(2.0)	(8.6)
Interest and other expense on debt	(18.8)	(18.9)	(18.0)	(56.6)	(54.4)

INCOME (LOSS) BEFORE INCOME TAXES	(10.5)	(8.4)	6.7	(25.3)	(58.1)

Provision (benefit) for income taxes	(3.6)	3.7	14.0	2.7	86.0

NET LOSS	(6.9)	(12.1)	(7.3)	(28.0)	(144.1)

Less: Net income (loss) attributable to noncontrolling interest	(1.1)	(0.2)	0.5	(1.3)	(2.0)

NET LOSS ATTRIBUTABLE TO RYERSON INC.	$(5.8)	$(11.9)	$(7.8)	$(26.7)	$(142.1)

Supplemental Data :

Tons shipped (000)	586	582	497	1,695	1,435
Shipping days	64	64	64	191	190

Average selling price/ton	$1,761	$1,753	$1,565	$1,725	$1,620
Gross profit/ton	237	228	306	239	253
Operating profit/ton	17	14	64	20	3

LIFO expense (income)/ton	4	61	(75)	30	(142)

LIFO expense (income)	$2.6	$35.5	$(37.1)	$50.6	$(204.2)

Depreciation and amortization expense	9.7	9.2	8.7	28.1	26.4

Cash flow from operating activities	(11.7)	(112.9)	(51.6)	(176.4)	302.5
Capital expenditures	(4.9)	(9.7)	(3.8)	(19.9)	(16.8)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Loss Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2010		2009
	Third Quarter	Second Quarter	Third Quarter
Net loss attributable to Ryerson Inc.	$(5.8)	$(11.9)	$(7.8)
Interest and other expense on debt	18.8	18.9	18.0
Provision (benefit) for income taxes	(3.6)	3.7	14.0
Depreciation and amortization expense	9.7	9.2	8.7

EBITDA	$19.1	$19.9	$32.9
Reorganization	1.3	0.8	3.8
Advisory services fee	1.3	1.2	1.2
Foreign currency transaction (gains) losses	1.3	(2.7)	8.5
Gain on insurance settlement	—	(2.6)	—
Impairment charge on fixed assets	0.2	0.5	6.1
Other adjustments	0.6	0.3	(1.7)

Adjusted EBITDA	$23.8	$17.4	$50.8

Adjusted EBITDA	$23.8	$17.4	$50.8
LIFO expense (income)	2.6	35.5	(37.1)

Adjusted EBITDA, excluding LIFO expense (income)	$26.4	$52.9	$13.7

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).